For the fiscal year ended (a) December 31, 1996
File number: 811-5594

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     A Special Meeting of Shareholders was held on
October   30,   1996.    At   such   meeting   the
shareholders approved the following proposals:


     a)   Approval  of the election of  Edward  D.
          Beach,  Eugene  C.  Dorsey,  Delayne  D.
          Gold,  Robert F. Gunia, Harry A. Jacobs,
          Jr., Donald D. Lennox, Mendal A. Melzer,
          Thomas  T.  Mooney, Thomas  H.  O'Brien,
          Richard  A.  Redeker, Nancy H.  Teeters,
          and  Louis A. Weil as Directors  of  the
          Fund  each  to  hold  office  until  the
          earlier to occur of (i) the next meeting
          of  Shareholders at which Directors  are
          elected  and until his or her  successor
          shall  have been duly elected and  shall
          have   qualified  or  (ii)  their  terms
          expire in accordance with the Fund's retirement policy.

     b)   Approval of the selection of independent
          accountants  for  the  Fund  conditioned
          upon the right by vote of a majority  of
          such Fund's outstanding voting shares at
          any  meeting called for the  purpose  to
          terminate   such  employment   forthwith
          without penalties.

          Affirmative              Negative
          votes   cast                votes   cast
Abstain
          15,267,744                        95,560
195,438